Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated April 3, 2018, relating to the consolidated financial statements of Globant S.A. as of December 31, 2017 and 2016 and for each of three years in the period ended December 31, 2017, and the effectiveness of Globant S.A.’s internal control over financial reporting as of December 31, 2017, appearing in the Annual Report on Form 20-F of Globant S.A. for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & Co. S.A.

City of Buenos Aires, Argentina

June 19, 2018